Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CVS Health Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 10, 2015 with respect to the consolidated financial statements of CVS Health Corporation and the effectiveness of internal controls over financial reporting of CVS Health Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 22, 2015